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AGREEMENT

This Agreement WITNESSETH:

WHEREAS, E-PAWN.COM is a corporation engaged in seeking an acquisition that will present the company with an opportunity to expand its business in the E-Commerce business. The Company has authorized an increase its authorized share capital to 500,000,000 shares of common stock and 100,000,000 shares of Preferred stock. The Capital restructure is intended to position the company to finance its global expansion in the-Commerce field.

WHEREAS: David McKenna is an Irish Citizen, and the owner of shares in Marlborough International (the shares) a company engaged in Executive and Staff Recruitment and in e-commerce business.

WHEREAS, Fortuna Holdings Limited and Swiss Arctic Trader Ltd, both foreign corporations, own and control all of the issued and outstanding preferred shares, and the majority of the common stock (the "Shares") of the company, and the company has agreed to acquire 100% of the shares in Marlborough International owned by McKenna.

WHEREAS, McKenna and or his nominee are desirous of selling, transferring and assigning 10% of the shares on the terms and conditions contained in this Agreement; and, WHEREAS, E-PAWN.COM is desirous of acquiring all of the Shares which are owned and controlled by McKenna, upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties and other good and valuable consideration, the receipt an sufficiency of which is acknowledged by and between the parties, and the parties otherwise wishing to become legally bound unto each in respect to the transactions set forth in this agreement hereby agree as follows:

     1. The foregoing recitals are hereby incorporated into the body of this Agreement as a description of the transaction intended to be accomplished.

     2. E-PAWN.COM will acquire 100% of the SHARES which are currently owned by McKenna, and which McKenna represent to be free and clear of all liens and encumbrances upon the following terms and conditions and E-PAWN.COM at its discretion may elect to change its name to MARLBOROUGH INTERNATIONAL.Com the object being to build a brand name in E-commerce businesses, diverse in their operations, however, under a single world wide brand name.

          a. By exchanging 100% of the SHARES held by McKenna, (a total of 13,990,731 shares) for a consideration of $83,944,386 of shares in the form of E-PAWN.COM common stock. The parties acknowledge that they have agreed for the purpose of this transaction to value each share of E-PAWN.COM common stock at the bid price as quoted on the OTC market, on the day preceding the closing of this transaction. All of the E-PAWN.COM shares being exchanged between E-PAWN.COM and McKenna shall be free and clear of any and all

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               liens, claims and encumbrances and the shares shall be common stock duly authorized and fully paid. The shares of McKenna to be transferred to E-PAWN.COM shall constitute 100% of the shares held and owned by McKenna and shall be free and clear of all liens and encumbrances.

          b. At closing, E-PAWN.COM shall provide McKenna with a Share Certificate in the name of David McKenna (with possibly some others). This certificate shall be for an equal number of shares as provided for in this agreement.

          c. At closing, McKenna shall legally transfer to E-PAWN.COM his total share holdings in Marlborough International. This shareholding will equal in number the shares as provided by E-PAWN.COM to McKenna at closing.

          d. E-PAWN.COM shall confirm a long term Consulting Agreement with McKenna for the continuing control, management, development, expansion and operation of Marlborough International and to develop a parallel on-line executive staff recruitment and contracting business on such terms and conditions to be mutually agreed prior to closing.

          e. As an incentive, and in return for a Contract of Employment for a period of 5 years, E-PAWN.COM agrees to pay McKenna $4 million for each year of the 5 years, to a total of $20 million. (This payment shall be in the form of E-PAWN.COM common stock.)

          f. As a waiver against any possible back dated incentive claims, E-PAWN.COM shall pay McKenna a Contract of Employment signing fee of $1 million. (This payment shall be in the form of E-PAWN.COM common stock.)

     3. The closing shall occur on of before May 11th 2000 at a place and time to be mutually agreed upon, both parties acknowledging that Nassau, Bahamas or Dublin, Ireland will be an acceptable venue for closing.
          At closing E-PAWN.COM shall deliver to McKenna and or his nominees the above-mentioned certificate in stock of E-PAWN.COM and McKenna shall deliver to E-PAWN.COM 100% of the shares in Marlborough International held by McKenna.

     4. McKenna shall deliver to E-PAWN.COM certified financial statements of Marlborough International together with the current tax return, and Annual Directors Report as filed with the Company's Office.

     5. The parties agree as follows with respect to the period following the Closing

          a) In case at any time after the closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

          b) The parties agree that Marlborough International shall obtain and furnish a legal opinion from a law firm in Ireland confirming that the operation of Marlborough


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               International and it's related businesses are not in violation of Irish State Law.

          c) E-PAWN.COM hereby agrees to provide McKenna with its most recent certified financial statements as filed with the Securities Exchange Commission on Form 10K and undertakes to ensure that all Securities and Exchange Commission filings are current and filed no later than a date prior to the closing. In the event that the Marlborough International business grows in accordance with the financial projections and budgets provided by McKenna, E-PAWN.COM shall compensate for in the form of stock options and bonuses in accordance with the performance of the business and if required E-PAWN.COM will invest to fund the expansion of the business o a global basis as per pre agreed budgets

     6. This Agreement contains the entire agreement between the parties and may not be changed or modified orally unless reduced to writing.

     7. This Agreement shall be binding upon and inure to the benefit of the parties, heir, heirs, administrators, executors, assigns, trustee or other legal representatives.

     8. Jurisdiction and venue for purposes of the Agreement shall vest in the courts of competent Jurisdiction in Dublin Ireland. In the event of any litigation arising under by virtue of this Agreement, the prevailing party to such litigation, in addition to any other remedies otherwise allowable by law, shall be entitled to an award of reasonable attorneys fees and costs as well as to any other remedies otherwise allowable by law.

     9. All signatories hereto and therefore this Agreement shall be construed without regard to any presumption or other rule requiring construction against any party. All parties also acknowledge the ability and opportunity to have this Agreement reviewed by independent counsel, of his or her own choosing, prior to signing.

    10. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforce ability of all other provision of this Agreement and all other applications of any such provision shall not be affected thereby.

    11. All notices and other communications under this Agreement shall be in writing and shall be sent by Federal Express ( or similar overnight service) or by registered or certified mail, return receipt requested, postage prepaid, to the addresses and persons set forth below, or at such other address and to the attention of such person a directed by the parties.

    12. This Agreement may be signed in multiple counterparts, all of which, when taken together shall constitute one and the same document. This Agreement and subsequent communication may be signed and transmitted by facsimile from each party to the other and shall be seemed valid and binding, provided hard copy originals are furnished from each party to the other within four business days following the sending of the facsimile copies.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seal as of


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     the day and year first above written.

          E-PAWN.COM

          By: /s/ Eli Leibowitz
              ------------------------------
          Eli Leibowtiz, President

          DAVID MCKENNA

          By: /s/ David McKenna
             -------------------------------
          Its Duly Authorized Representative

          Witness:

Date:  9th May, 2000

                         ADDENDUM TO THE ABOVE AGREEMENT

     E-PAWN.COM in accordance with Law, Regulations, Precedent and Practice shall within the statutory time, make an offer to all Shareholders of Marlborough International to acquire their shareholding on similar and/or exact terms as agreed to and finalized under written agreement with McKenna.